ARTICLES OF INCORPORATION

FOR-PROFIT CORPORATION

ENTITY INFORMATION

ENTITY NAME:	HOOP STREET CENTER I CORPORATION
ENTITY ID:	23132285
EFFECTIVE DATE:	09/21/2020
ENTITY TYPE:	Domestic For-Profit (Business) Corporation
CHARACTER OF BUSINESS:	**Any legal purpose**
AUTHORIZED SHARES	Share Class: Common Share Series: Share Total: 100000000
PROFESSIONAL SERVICES:	N/A

STATUTORY AGENT INFORMATION

STATUTORY AGENT NAME:	Ernest Hemple
PHYSICAL ADDRESS:	20715 S 184TH PL, Power and Queen Creek, QUEEN CREEK, AZ 85142
MAILING ADDRESS:	

KNOWN PLACE OF BUSINESS

Att: Ernest Hemple, 20715 S 184th Place, QUEEN CREEK, AZ 85142

PRINCIPAL INFORMATION

CEO (Chief Executive Officer): Ernest Hemple - 20715 S 184th Place, QUEEN CREEK, AZ, 85142, USA - ernesthemple@yahoo.com - Date of Taking Office: 09/21/2020

Director: Ernest Hemple - 20715 S 184th Place, QUEEN CREEK, AZ, 85142, USA - ernesthemple@yahoo.com - Date of Taking Office:

Incorporator: Ernest Hemple - 20715 S 184th Place, QUEEN CREEK, AZ, 85142, USA - ernesthemple@yahoo.com - Date of Taking Office:

CERTIFICATE OF DISCLOSURE

FELONY JUDGEMENT QUESTIONS:

Has any person (a) who is currently an officer, director, trustee, or incorporator, or (b) who controls or holds over ten per cent of the issued and outstanding common shares or ten percent of any other proprietary, beneficial or membership interest in the corporation been:

Convicted of a felony involving a transaction in securities, consumer fraud or antitrust in any state or federal jurisdiction within the seven-year period immediately preceding the signing of this certificate? NO

Convicted of a felony, the essential elements of which consisted of fraud, misrepresentation, theft by false pretenses or restraint of trade or monopoly in any state or federal jurisdiction within the seven-year period immediately preceding the signing of this certificate? NO

Subject to an injunction, judgment, decree or permanent order of any state or federal court entered within the seven-year period immediately preceding the signing of this certificate, involving any of the following: NO

The violation of fraud or registration provisions of the securities laws of that jurisdiction;
The violation of the consumer fraud laws of that jurisdiction;

The violation of the antitrust or restraint of trade laws of that jurisdiction?

BANKRUPTCY QUESTION:

Has any person (a) who is currently an officer, director, trustee, incorporator, or (b) who controls or holds over twenty per cent of the issued and outstanding common shares or twenty per cent of any other proprietary, beneficial or membership interest in the corporation, served in any such capacity or held a twenty per cent interest in any other corporation (not the one filing this Certificate) on the bankruptcy or receivership of the other corporation? NO

SIGNATURE

Incorporator: Ernest Hemple - 09/23/2020